[Logo] Loan with (initial) fixed interest rate to legal entities or for already exercised commercial or independent professional purposes	Sparkasse Pforzhim Calw Poststrasse 3 75172 Pforzheim VAT ID No. DE144189922 Account number 6066299013 — Reference number 0254001

Company
Cemtrex GmbH, Bleibtreustr. 24, 10707 Berlin
Future address: Am Wolfsbaum 1, 75245 Neulingen

-hereinafter referred to as the Borrower-
receives from the savings bank, with the following conditions, a
1 Repayment loan

1 Details of loan type
in the nominal amount of 3,000,000.00 EUR
2 Financing of funds within the scope of the Asset-Deals of the ROB Group

2. Details of the purpose, can be dispensed with for legal entities.

Credit account: 0008913889/Bank identification code 66650085
Debit account: 0008913889/Bank identification code 66650085

1 Loan costs, Repayment

1.1. Interest

4.950 % interest is to be paid yearly. This interest rate is not changeable until 10/30/2021.
At the earliest, six weeks, at the latest, two weeks before the expiration of the interest period, any party can request that the terms of the loan be re-negotiated (interest rate, fee, etc.).
If, by the expiry of the fixed interest period, no new loan terms have been agree d upon, the loan shall continue to be subject to changeable conditions. The interest rate set by the savings back for loans of this type is then applied. The savings bank will notify the Borrower in writing of the initial interest rate and the procedure for further interest adjustment.

1.2 Fee, Loan Commission

The savings bank will charge a fee of _____% for the length of the fixed interest period and a one-time loan commission of _____% of the loan's nominal amount. Both amounts will be calculated by the savings bank on the first payment. The loan commission will not be reimbursed, in whole or in part, upon early repayment of the loan.

1.3 Other Costs

The Borrower bears the costs of the collateral order. The reimbursement of expenses of the savings bank is governed by statutory regulations.

1.4 Provision, Non-acceptance

The Borrower is obligated to create the disbursement conditions and to approve the loan.
The saving bank is entitled as of 02/01/2014 to charge a **provisional interest rate** of 3.000% yearly for the unused loan amounts. If the disbursement becomes final for a reason for which the savings bank is not responsible, all contractual and statutory rights remain reserved for the bank. This also applies is the savings bank is exempt from its rights in accordance with No. 8.4.

1.5 Repayment and Payment dates

All amounts due are charged to the above-mentioned debit account. Interest shall be payable for the first time on the first payment date, **amortization amounts** are payable for the first time on 11/30/2013*a).

Repayment loan: Repayment of 10.2% yearly of the loan nominal amount plus interest saved through the repayment. The yearly installment (**interest and principal**) is additionally 454,920.00 EUR. It is to be paid in installments of 37,910.00 EUR on the 30th of each month. Until the beginning of the repayment, only interest it to be paid on these dates. If there is a change in the interest rate (No. 1.1), the savings bank can also adjust the installment amounts.

Installment loan: Yearly repayment of ____ EUR in partial installments of _________EUR, always on ______________. The interest is to be paid in partial installments of ________ EUR.

Fixed loan: The loan is to be paid back on __________. The interest is to be paid in partial installments on ____________.
1.6 If the Borrower does not pay on the due date, the savings bank can charge its default damaged without prejudice to further claims.

1.7 If **no** sales tax is charged in the invoice, it is a sales tax free financial service. If the Borrower does not object to the sales tax within 4 weeks after the booking, stating his legitimate interests (in particular, no right for tax prepayment deductions) in writing, the savings bank will continue to charge the credit costs in addition to the sales tax in the statutory amount. The Borrower also has the right to object if his right to tax prepayment deduction rights change at a later point in time.

2 Special Agreements
*a) The repayment can begin in the partial disbursement phase.

For additional special agreements, see attachment.

3 Collateral
The loan can only be completed when all of the requirements are fulfilled so that the agreed upon collateral is available to the savings bank and the savings bank and, if applicable, a confirmation is available to the savings bank. The savings bank has been/is appointed/assigned - in separate contracts, which regulate the details - the following collateral:

-Global cession A-Z
-Security transfer of goods warehouse
-Basic liability of a total of 6,729,358.89 EUR charged to the property "Am Wolfsbaum 1 in 75245 Neulingen"
-Security of premises and equipment

-in accordance with separate collateral agreement-

The liability of existing or future additional collateral within the scope of the respective agreed upon security purposes remains unchanged by this.

4 Special Disbursement Conditions for Construction Financing
[ ] The disbursement of the Borrower is carried out in partial installments for each step of the building process.
[ ] The disbursement is carried out ___________________________________

5 Availability of the Payment Claim
The claim for payment of the loan can only be assigned or pledged with the approval of the savings bank.

6 Multiple Borrowers/ Transfer of Collateral
For multiple Borrowers, each is entitled to the receipt of the loan. Multiple Borrowers are liable as joint debtors, and also for an overdraft resulting by the installment charge to the giro account of a borrower. If the savings bank is satisfied with the Borrower, it does not check whether or not claims to collateral which is no longer required. It will, in principle, return such collateral to the guarantor, insofar as the Borrower does not prove that the consent of the guarantor for the delivery has been transferred to him.

7 Fulfillment
All payments are to be made free of charge to the savings bank.

8 Cancellation/Immediate Due Date
8.1 Ordinary cancellation
The loan can, with a deadline period of a month from the passage of the first or a following fixed interest agreement, in accordance with No. 1.1, be cancelled from both sides, in whole or in part. If the loan, after the passage of the first or a following fixed interest agreement, is continued with a variable interest rate, it can, at any time, be canceled in the following time with a deadline period of three months from the contracting partners, in whole or in part.
The cancellation shall be carried out in writing. A cancellation of the Borrowers is not considered to have been carried out if he does not pay the amount owed within two weeks after the date of the cancellation's validity.

Account number 6066299013

8.2 Extraordinary Cancellation
The possibility for extraordinary cancellation for the savings bank and the Borrower is governed by No. 26 paragraph 2 of the General Terms and Conditions. Additionally, the Borrower can cancel a loan, for which a fixed interest rate agreement in accordance with No. 1.1 exists, and which is insured through property or ship rights, after the passage of six months after the complete receipt in compliance with the cancellation deadline of three months, if his legitimate interests dictate this. This is, in particular, the case if a requirement for further collateralization of the property for the securing of the loan (for example, disposal of the property, further settlement of the property). In these cases, the Borrower has to compensate the savings bank for the same damages as those arising from the advance cancellation (precautionary indemnity).

8.3 Immediate Repayment
Without prejudice to its right to cancellation without notice due to other important reasons (No. 8.2), the savings bank can declare the capital to be due for immediate repayment,
-if the guarantor infringes upon the special duties imposed upon him in the other securitization agreements or in principal debt securities certificates;
-if the Borrower acts contrary to the breach of disclosure and information requirements given in No. 9.
-if the Borrower is in default with rectified services for more than 14 days and still does not pay after an additional 14 day grace period;
-if the foreclosure or forced administration is initiated on the pledged object, or parts thereof, the case of the foreclosure is excluded for the dispute between co-owners/co-builders;
-if appurtenances, rent or leasing interest are pledged of the same are offered without the consent of the savings bank, unless the supply of the appurtenances are made within the limits of proper economic activities;
-If the pledged object is sold, in whole or in part, or otherwise is made available without the consent of the savings bank, or if the property owner makes use of his property claim in the case of a heritable building right;
-if the legality of the rank of the basic debt is denied or the agreed upon rank s not procured within two months;

8.4 The savings bank is entitled to refuse the loan payout or to declare already-paid out amounts as immediately due and payable if:
-the information in the documentation is inaccurate, or in the event of significant changes in the financial situation personal and business relationships of the Borrowers or guarantor, in particular, if the total financing of the construction projects are no longer ensured, or the completion seems to be endangered due to other reasons;
-the claim to the payout of the loan is pledged.
If there are multiple Borrowers or guarantors, the above provision in Numbers 8.1 through 8.4 will also apply if the conditions for cancellation and repayment of the loan for only Borrower or guarantor exist.

9 Disclosure and Information Obligation
If the savings bank is granted access to the current economic conditions at least once yearly, at any time, by a Borrower or by a body appointed by them, during the entire term of this credit, it is to submit the relevant documents for this (for example, yearly balance sheet, income tax notification and declarations, property accounts, etc.), to provide any desired information and to enable the company to inspect its operations. The savings bank is also obligated, on the basis of the supervisory and statutory requirements, to make the economic conditions of the Borrower clear.
The savings bank can request the necessary documents directly from the Borrower's consultants in bookkeeping and tax matters upon request of the Borrower. Insofar as the named documents are stored electronically, the Borrower is obligated to make them readable in a reasonable period of time.
The savings banks is entitled, at any time, to inspect the public register as well as the land register of the Borrower and to request simple or certified copies or extracts at the expense of the Borrower, as well as to obtain information from insurance companies, authorities, and other offices, in particular, credit institutions, which it deems necessary for the credit relationship.

10 Representation, Transfer of the Credit Risk to Third Parties, Transfer of Information
10.1 The savings bank may transfer the credit claim and/or the business risk of the credit guarantee, in whole or in part, to third parties for the purpose of refinancing, equity relief, or risk diversification. This can, for example, through the disposal of credit claims - including possible associated collateral -, through credit derivatives or through loan sub-participation.
For this, the savings bank shall be able to provide the required information (for example, credit amount, due date, interest rate, name and address) to third parties as well as transferring it to such persons, who, for technical, organizational, or legal grounds, are connection with the verification of the value or the execution of the transfer (for example, ratings agencies, business auditors, tax consultations, attorneys or notaries). **The Borrower frees the savings bank of banking confidentiality to this extent.**

10.2 Third parties can be a member of the European System of Central Banks, a credit institution, financial companies, insurance companies, investment companies, a pension fund, or a capital fund.

10.3 The savings bank is obligated to maintain confidentiality with third parties and the others named under No. 10.1, for the transfer of information, unless such an obligation does not already exist on the basis of the statutory or occupationally-related/occupational standard regulations. The obligation for confidentiality contains confidentiality for all customer-related data and valuations, and to only make use of the information to the extent required for the carrying out of the described measures. The savings bank will also require the third parties, on their side, before the transfer of rights from the agreement and the transfer of information to other recipients, to make a corresponding confidentiality agreement.

Account number
6066299013

11 Objection to Advertising
The Borrower can, at any time, object to the use of his data for advertising purposes.

12 Jurisdiction
Insofar as the jurisdiction is not already set out in Section 29 of the Code of Civil Procedure, the savings bank can pursue its claims in the course of legal actions with its general court against the Borrower, merchant, or a legal entity within the meaning of No. 6 of the General Terms and Conditions, or if, at the time of the closing of the contract , there is no general domestic court; or if he, at a later time, leaves his residence or habitual domicile in the Federal Republic of Germany, or if his residence or habitual domicile at the time point of the complaint is not known.

13 Statutory Obligation to Cooperate
The Borrower is obligated to notify the savings bank of any changes to information made in the course of the business relationship without delay (Section 4 paragraph 6 of the GwG).

14 Information for Economic Beneficiaries (Section 3 paragraph 1 No. 3 GwG)
The Borrower acts in his own economic interest and not for third party causes (in particular, a fiduciary):
[X] Yes. [ ] No.
Economic beneficiaries: The Borrower acts in the business interests and at the request of the following person(s):
(Last name, first name, address)

____

15 General Terms and Conditions
The savings bank expressly points out that their General Terms and Conditions (AGB) are a part of the agreement.
The AGB can be seen in the lobby of the savings bank and will be made available upon request. 3
3. Each contracting party of the savings bank receives a copy of the AGB, as long as no business relationship exists and the contract is concluded outside of the savings bank.

City, date	City, date
Pforzheim, 10/04/2013	Pforzheim, 10/04/2013
Signature(s) of Borrower(s)	Signature(s) of savings bank
Cemtrex GmbH	Sparkasse Pforzheim Calw
_/S/Aron Govil_______________________	/s/Peter Kern_____________

The agreement and the additional copy/copies are to be signed by all Borrowers named on page 1!
Each Borrower receives a copy of the credit agreement.

Name, date of birth, place of birth, citizenship, type of legitimation (identification type, ID number, issued by) or reference to legitimation/identification to be carried out:

Cemtrex GmbH, 08/22/2013, , German/HRB, 152284 B, AG Charlottenburg

Information checked for accuracy by the signers: on: 10/04/2013